UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 30, 2021

Commercial Vehicle Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34365	41-1990662
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7800 Walton Parkway, New Albany, Ohio	43054
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 614-289-5360
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.1 per share	CVGI	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 1.01. Entry into a Material Definitive Agreement.
Credit Agreement

On April 30, 2021, Commercial Vehicle Group, Inc. (the “Company”) and certain of its subsidiaries entered into a credit agreement (the “Credit Agreement”) between, among others, Bank of America, N.A. as administrative agent (the “Administrative Agent”) and other lenders party thereto (the “Lenders”) pursuant to which the Lenders made available a $150 million Term Loan Facility (the “Term Loan Facility”) and a $125 million Revolving Credit Facility (the “Revolving Credit Facility” and together with the Term Loan Facility, the “Credit Facilities”). Subject to the terms of the Credit Agreement, the Revolving Credit Facility includes a $10 million swing line sublimit and a $10 million letter of credit sublimit. The Credit Agreement provides for an incremental term facility agreement and/or an increase of the Revolving Credit Facility (together, the “Incremental Facilities”), in a maximum aggregate amount of (a) up to the date of receipt of financial statements for the fiscal quarter ending June 30, 2022, $75 million, and (b) thereafter, (i) $75 million less the aggregate principal amount of Incremental Facilities incurred before such date, plus (ii) an unlimited amount if the pro forma consolidated total leverage ratio (assuming the Incremental Facilities are fully drawn) is less than 2.50:1.0. The Credit Facilities mature on April 30, 2026 (the “Maturity Date”).

The proceeds of the Credit Facilities will be used, together with cash on hand of the Company, to (a) fund the redemption, satisfaction and discharge of all of the Company’s outstanding secured credit facility due 2023 (the “2023 Term Loan Facility”) issued pursuant to a term facility agreement (the “Term Facility Agreement”) between, among others, Bank of America, N.A. as administrative agent and other lender parties thereto, (b) fund the redemption, satisfaction and discharge of all of the Company’s asset-based revolving credit facility (the “ABL Revolving Credit Facility”) issued pursuant to a facility agreement (the “ABL Facility Agreement”) between, among others, Bank of America, N.A. as agent and certain financial institutions as lenders, (c) pay transaction costs, fees and expenses incurred in connection therewith and in connection with the Credit Agreement, and (d) for working capital and other lawful corporate purposes of the Company and its subsidiaries. The Company expects to recognize a loss on extinguishment of debt of approximately $7.2 million, including non-cash write off relating to deferred financing costs and unamortized discount of the 2023 Term Loan Facility and a voluntary repayment premium during the financial quarter ending June 30, 2021.
Interest Rates and Fees
Amounts outstanding under the Credit Facilities and the commitment fee payable in connection with the Credit Facilities accrue interest at a per annum rate equal to (at the Company’s option) the base rate or the Eurodollar rate plus a rate which will vary according to the Consolidated Total Leverage Ratio as set forth in the most recent compliance certificate received by the Administrative Agent, as set out in the following table:

Pricing Tier	Consolidated Total Leverage Ratio	Commitment Fee	Letter of Credit Fee	Eurodollar Rate Loans	Base Rate Loans
I	> 3.00 to 1.0	0.30%	3.00%	3.00%	2.00%
II	< 3.00 to 1.0 but > 2.00 to 1.0	0.25%	2.75%	2.75%	1.75%
III	< 2.00 to 1.0 but > 1.50 to 1.0	0.20%	2.50%	2.50%	1.50%
IV	< 1.50 to 1.0	0.20%	2.25%	2.25%	1.25%
Guarantee and Security

All obligations under the Credit Agreement and related documents are unconditionally guaranteed by each of the Company’s existing and future direct and indirect wholly owned material domestic subsidiaries, subject to certain exceptions (the “Guarantors”). All obligations of the Company under the Credit Agreement and the guarantees of those obligations are secured by a first priority pledge of substantially all of the assets of the Company and of the Guarantors, subject to certain exceptions. The property pledged by the Company and the Guarantors includes a first priority pledge of all of the equity interests owned by the Company and the Guarantors in their respective domestic subsidiaries and a first priority pledge of the equity interests owned by the Company and the Guarantors in certain foreign subsidiaries, in each case, subject to certain exceptions.

Covenants and Other Terms
The Credit Agreement contains customary restrictive covenants, including, without limitation, limitations on the ability of the Company and its subsidiaries to incur additional debt and guarantees; grant certain liens on assets; pay dividends or make certain other distributions; make certain investments or acquisitions; dispose of certain assets; make payments on certain indebtedness; merge, combine with any other person or liquidate; amend organizational documents; make material changes in accounting treatment or reporting practices; enter into certain restrictive agreements; enter into certain hedging agreements; engage in transactions with affiliates; enter into certain employee benefit plans; make acquisitions; and other matters customarily included in senior secured loan agreements.

The Credit Agreement also contains customary reporting and other affirmative covenants, as well as customary events of default, including, without limitation, nonpayment of obligations under the Credit Facilities when due; material inaccuracy of representations and warranties; violation of covenants in the Credit Agreement and certain other documents executed in connection therewith; breach or default of agreements related to material debt; revocation or attempted revocation of guarantees; denial of the validity or enforceability of the loan documents or failure of the loan documents to be in full force and effect; certain material judgments; certain events of bankruptcy or insolvency; certain Employee Retirement Income Securities Act events; and a change in control of the Company. Certain of the defaults are subject to exceptions, materiality qualifiers, grace periods and baskets customary for credit facilities of this type.

The Credit Agreement includes (a) a minimum consolidated fixed charge coverage ratio of 1.20:1.0, and (b) a maximum consolidated total leverage ratio of 3.75:1.0 (which will be subject to step-downs to 3.50:1.0 at the end of the fiscal quarter ending September 30, 2021; to 3.25:1.0 at the end of the fiscal quarter ending March 31, 2022; and to 3.00:1.0 for each fiscal quarter on and after the fiscal quarter ending September 30, 2022).

Repayment and prepayment

The Credit Agreement requires the Company to make quarterly amortization payments to the Term Loan Facility at an annualized rate of the loans under the Term Loan Facility for every year as follows: 5.0%, 7.5%, 10.0%, 12.5% and 15%. The Credit Agreement also requires all outstanding amounts under the Credit Facilities to be repaid in full on the Maturity Date.

The Credit Agreement requires mandatory prepayments from the receipt of proceeds of dispositions or debt issuance, subject to certain exceptions and ability to re-invest and use proceeds towards acquisitions permitted by the Credit Agreement.

Voluntary prepayments of amounts outstanding under the Credit Facilities are permitted at any time, without premium or penalty. Any prepayment of Eurodollar loans shall be in a principal amount of $1 million or a whole multiple of $1 million in excess thereof (or, if less, the entire principal amount thereof then outstanding) and any prepayment of base rate loans shall be in a principal amount of $0.5 million or a whole multiple of $0.1 million in excess thereof (or, if less, the entire principal amount thereof then outstanding).

The foregoing does not constitute a complete summary of the terms of the Credit Agreement. A copy of the Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
The Credit Agreement contains customary representations and warranties by the Company, The representations and warranties contained in the Credit Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.
Item 1.02. Termination of a Material Definitive Agreement.
Effective on April 30, 2021, the Company issued a notice of redemption in respect of its 2023 Term Loan Facility and the ABL Revolving Credit Facility and deposited with the Bank of America, N.A. as Administrative Agent under the Term Facility Agreement and the ABL Facility Agreement certain proceeds of the Credit Facilities, together with sufficient funds from the Company’s balance sheet cash in an amount sufficient to discharge the Company’s obligations under the Term Facility Agreement and the ABL Facility Agreement and respective related agreements. All amounts under the 2023 Term Loan Facility and ABL Revolving Credit Facility were repaid and discharged in full on April 30, 2021.

The discharge will result in a loss on extinguishment of debt of approximately $7.2 million, including non-cash write off relating to deferred financing costs and unamortized discount of the 2023 Term Loan Facility of approximately and a voluntary repayment premium in its statement of income for the quarter ending June 30, 2021.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.
Item 7.01. Regulation FD Disclosure.
On May 3, 2021, the Company issued a press release announcing the aforementioned transactions described above. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Term Loan Agreement, dated as of April 30, 2021, between, among others, the Company, Bank of America, N.A. as administrative agent and other lenders party thereto.
99.1	Press release of the Company dated May 3, 2021.

Cautionary Note Regarding Forward-Looking Information

This Current Report on Form 8-K contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this Current Report (including the press release furnished herein) may contain forward-looking statements about the Company’s expectations for future periods with respect to its plans to improve financial results, the future of the Company’s end markets, including the short-term and long-term impact of the COVID-19 pandemic on our business, changes in the Class 8 and Class 5-7 North America truck build rates, performance of the global construction equipment business, the Company’s prospects in the wire harness, warehouse automation and electric vehicle markets, the Company’s initiatives to address customer needs, organic growth, the Company’s strategic plans and plans to focus on certain segments, completion faced the Company, volatility in and disruption to the global economic environment and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including those included in the Company’s filings with the SEC. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCIAL VEHICLE GROUP, INC.

May 3, 2021	By:	/s/ Christopher H. Bohnert
	Name:	Christopher Bohnert
	Title:	Chief Financial Officer